As filed with the Securities and Exchange Commission on July 29, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEQUANS COMMUNICATIONS S.A.
(Exact name of Registrant as specified in its charter)

French Republic	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Sequans Communications S.A.
15-55 boulevard Charles de Gaulle
92700 Colombes, France
Telephone: +33 1 70 72 16 00
(Address of Principal Executive Offices)

Restricted Share Award Plan 2025
Partner Warrants Plan 2025
Partner Warrants Plan 2024
Partner Warrants Plan 2023-1
Director Warrants Issuance Agreement, Dated June 30, 2025
Director Warrants Issuance Agreement, dated June 28, 2024
Director Warrants Issuance Agreement, dated June 27, 2023
(Full title of the plan(s))

GKL Corporate/Search, Inc.
One Capitol Mall, Suite 660
Sacramento, California 95814
Telephone: +1 916 442 7652
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: John V. Bautista, Esq.
Brett Cooper, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Telephone: +1 415 773 5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                 Accelerated filer          ☐
Non-accelerated filer ☑                                 Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants holding the equity awards covered by this registration statement on Form S-8 (the "Registration Statement") as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Sequans Communications S.A. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents, which have been previously filed by the Registrant with the Commission:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 (File No. 001-35135), filed with the Commission on April 30, 2025, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 20-F referred to in (a) above; and

(c) The description of the Registrant’s ordinary shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-35135), filed with the Commission on April 12, 2011 pursuant to Section 12 of the Exchange Act, and the Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 filed as Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 (File No. 001-35135), filed with the Commission on April 30, 2025, including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Names Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant maintains liability insurance for its directors and officers, including coverage against liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.
Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

5.1*	Opinion of Orrick, Herrington & Sutcliffe (Europe) LLP
23.1*	Consent of Orrick, Herrington & Sutcliffe (Europe) LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young Audit, independent registered public accounting firm
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1*	Restricted Share Award Plan 2025
99.2*	Partner Warrants Plan 2025
99.3*	Partner Warrants Plan 2024
99.4*	Partner Warrants Plan 2023-1
99.5*	Director Warrants Issuance Agreement, dated June 30, 2025
99.6*	Director Warrants Issuance Agreement, dated June 28, 2024
99.7*	Director Warrants Issuance Agreement, dated June 27, 2023
107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colombes, France, on July 29, 2025.

SEQUANS COMMUNICATIONS S.A.
By:	/s/ Dr. Georges Karam
Name: Dr. Georges Karam
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Georges Karam and Deborah Choate, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dr. Georges Karam	Chairman and Chief Executive Officer	July 29, 2025
Dr. Georges Karam	(Principal Executive Officer)

/s/ Deborah Choate	Chief Financial Officer	July 29, 2025
Deborah Choate	(Principal Financial and Accounting Officer)

/s/ Jason Cohenour	Director	July 29, 2025
Jason Cohenour

/s/ Wesley Cummins	Director	July 29, 2025
Wesley Cummins

	Director	July 29, 2025
Yves Maitre

	Director	July 29, 2025
Maria Marced Martin

/s/ Richard Nottenburg	Director	July 29, 2025
Richard Nottenburg

/s/ Hubert de Pesquidoux	Director	July 29, 2025
Hubert de Pesquidoux

/s/ Zvi Slonimsky	Director	July 29, 2025
Zvi Slonimsky

Signature of Authorized U.S. Representative of the Registrant

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sequans Communications S.A. has signed this Registration Statement or amendment thereto in the City of Dallas, State of Texas, on July 29, 2025.

By:	/s/ Nikhil Taluja
Name:	Nikhil Taluj
Title:	U.S. Representative